Exhibit 99.1

News release

Medco Completes $2.3 Billion Acquisition of Accredo, Creates Largest Specialty/Biotech Pharmacy Operation

FRANKLIN LAKES, N.J., Aug. 18 /PRNewswire-FirstCall/ — Medco Health Solutions, Inc. (NYSE: MHS) today closed on its $2.3 billion acquisition of Accredo Health, Incorporated creating under the Medco umbrella the nation’s largest specialty/biotech pharmacy operation to serve the needs of patients with complex conditions requiring advanced treatment—increasingly with a growing array of costly biotech medications.

The transaction, which was approved by Accredo shareholders yesterday, comes on the eve of Medco’s second anniversary as a public company and creates within Medco a specialty pharmacy enterprise with more than $4 billion in annual revenues in a segment regarded as the fastest-growing in pharmacy healthcare.

“The acquisition of Accredo complements our technologically superior mail- order pharmacies, our award-winning Internet pharmacy and nationally recognized clinical and customer care centers, and secures leadership positions for Medco in each strategically critical service area provided by pharmacy benefit managers - allowing us to deliver the highest quality pharmacy healthcare and the most convenient customer service at the lowest possible cost,” said David B. Snow Jr., Medco chairman, president and CEO.

The transaction marks Medco’s first major acquisition as a public company, and expands Medco’s specialty product line of more than 120 medicines with Accredo’s lineup of 23 niche specialty drug therapies across a broad spectrum of therapeutic categories.

Accredo will operate as an independent Medco business segment and will report to Kenneth O. “Kenny” Klepper, Medco executive vice president and chief operating officer. Accredo Chief Executive Officer David D. Stevens will continue in his position, overseeing the company’s current operations in addition to Medco Specialty, which becomes part of the Accredo business segment.

“Medco has literally invented the technologies that enable pharmacies to operate with unprecedented safety and efficiency, while Accredo has developed an advanced model for ‘high-touch’ clinical care,” said Klepper. “There is a great deal our organizations can learn from one another and build on to enhance our continued growth and success in pursuit of better serving our clients and patients.”

Klepper noted that with the addition of Accredo’s core expertise in managing complex conditions, Medco intends to move forward with implementing a new PBM model that enables clients, such as health plans, to collaborate on opportunities for delivering an array of comprehensive therapeutic services that recalibrate industry standards for excellence in clinical pharmacy care.

Under the terms of the agreement, each Accredo share outstanding was exchanged for $22.00 in cash and 0.49107 shares of Medco common stock, or approximately $46.38 for each Accredo share (based on a ten-day average closing price for Medco common stock as calculated pursuant to the merger agreement). Medco has issued approximately 24.4 million shares to Accredo investors, giving them an approximate 8.0 percent stake in the combined company. With the close of the transaction, Accredo, which traded under the symbol ACDO, will be delisted from the NASDAQ exchange.

Medco funded the cash portion of the transaction through a combination of cash on hand, a new bank credit facility and its existing asset securitization facility. Medco expects the transaction will be accretive in 2006.

Becoming the Largest Operation in the Booming Biopharmaceutical Market Medco launched its specialty pharmacy operations in February 2003. To complement its capabilities, in early 2004 Medco forged a 10-year strategic alliance with Accredo to create a single platform for all specialty pharmaceuticals, including Accredo’s portfolio of products and services.

Specialty pharmaceuticals are drugs that require special handling and extensive clinical support. Many of these expensive drugs are medicines used to treat diseases such as hemophilia, multiple sclerosis, growth hormone deficiency, immunodeficiencies, pulmonary arterial hypertension (PAH) and other rare or complex medical conditions. Specialty drugs are also gaining wider use in treating cancer, hepatitis, rheumatoid arthritis, asthma and other ailments. More than 300 biotech medicines are in the pipeline to treat nearly 150 different diseases, making this a robust health care category.

Accredo has earned a strong position as a niche provider of specialized retail pharmacy and related services to biopharmaceutical manufacturers and offering patients access to therapies that frequently pose clinical challenges requiring intervention by dedicated support teams.

“Bringing the resources of Medco to Accredo enhances the care we can provide to patients afflicted with complex medical conditions, and who rely on this very necessary, but costly, medical care,” said Stevens. “The volume of new biotech products reaching the market presents an opportunity for us to work with patients and clients, helping to ensure that the right medication reaches the right patient at the right price so that we can achieve the best possible therapeutic outcomes.”

Specialty pharmaceuticals accounted for 8.5 percent of total pharmacy spending in 2004, up from 5.6 percent in 2003, according to Medco’s 2005 Drug Trend Report. Specialty drug spending grew 20.4 percent in 2004, which is much higher than the aggregate 8.5 percent average trend for drug spending.

About Medco

Medco Health Solutions (NYSE: MHS) is a leader in managing prescription drug benefit programs that are designed to drive down the cost of pharmacy healthcare for private and public employers, health plans, labor unions and government agencies of all sizes. Medco operates the largest mail-order and Internet pharmacies and has been recognized for setting new industry benchmarks for pharmacy dispensing quality. Medco, ranked by Fortune Magazine as one of America’s “Most Admired” healthcare companies, is a Fortune 50 company with 2004 revenues of $35 billion. Medco is traded on the New York Stock Exchange under the symbol MHS. On the Net: http://www.medco.com.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward- looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this presentation should be evaluated together with the risks and uncertainties that affect our business, particularly those mentioned in the “Risk Factors” sections of Medco’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2005 and its amended Registration Statement on Form S-4/A filed July 8, 2005.

SOURCE Medco Health Solutions, Inc.

CONTACT: Investors: Susan Cramer, +1-201-269-6187,

susan_cramer@medco.com,

or Media: Ann Smith, +1-201-269-5984,

ann_smith@medco.com,

both of Medco Health Solutions

Web site: http://www.medco.com